Exhibit 10.1

EXECUTIVE AGREEMENT

This Executive Agreement dated as of May 7, 2010 is by and between Parametric Technology Corporation, a Massachusetts corporation (the “Company”), and C. Richard Harrison (the “Executive”).

1.	Definitions.

For the purposes of this Agreement:

(a) “Cause” means:

(i) the Executive’s willful and continued failure to substantially perform his duties to the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), provided that the Company has delivered a written demand for performance to the Executive specifically identifying the manner in which the Company believes that the Executive has not substantially performed his duties and the Executive does not cure such failure within thirty (30) days after such demand;

(ii) willful conduct by the Executive which is demonstrably and materially injurious to the Company;

(iii) the Executive’s conviction of, or pleading of guilty or nolo contendere to, a felony;

(iv) the Executive’s entry in his personal capacity into a consent decree relating to the business of the Company with any government body; or

(v) the Executive’s willful material violation of any material provision of his Non-Disclosure, Non-Competition and Invention Agreement with the Company; provided that, if such violation is able to be cured, the Executive has not, within thirty (30) days after written demand by the Company, cured such violation.

For purposes of this definition, no act or failure to act on the Executive’s part shall be deemed “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

(b) “Change in Control” means the occurrence of any of the following events:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (other than as a result of acquisitions of such securities from the Company);

(ii) individuals who, as of the date hereof, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered to be a member of the Incumbent Board;

(iii) the consummation of a merger, share exchange or consolidation of the Company or any subsidiary of the Company with any other entity (each a “Business Combination”), other than (x) a Business Combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (y) a merger, share exchange or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve (x) a plan of complete liquidation of the Company; or (y) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets but excluding a sale or spin-off of a product line, business unit or line of business of the Company if the remaining business is significant as determined by the Company’s board of directors in its sole discretion.

(c) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(d) “Disability” means such physical or mental incapacity as to make the Executive unable to perform the essential functions of his employment duties for a period of at least sixty (60) consecutive days with or without reasonable accommodation. If any question shall arise as to whether during any period the Executive is so disabled as to be unable to perform the essential functions of his employment duties with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.

(e) “Good Reason” means the occurrence, without the Executive’s consent and without Cause, of any of the following events (provided that the Executive shall have given the Company written notice describing such event within ninety (90) days of its initial existence and the matter shall not have been fully remedied by the Company within thirty (30) days after receipt of such notice):

(i) the Executive’s ceasing to be a member of the Company’s board of directors by reason of the failure of the Company to re-nominate the Executive for election or failure of the Executive to be elected by the stockholders of the Company;

(ii) any breach by the Company of its material obligations under this Agreement; or

(iii) any requirement that the Executive relocate to a primary work site that would increase the Executive’s one-way commute distance by more than fifty (50) miles from the Executive’s then principal residence.

2.	Services to be Performed by the Executive.

(a) Position and Services. Effective October 1, 2010 (the “Commencement Date”), the Executive shall cease serving as Chief Executive Officer of the Company and shall become the Company’s Executive Chairman, an executive officer of the Company. As of the Commencement Date, the Executive will perform certain employment duties, reporting to the President and Chief Executive Officer. The Executive’s employment duties will include enhancing relationships with the Company’s key customers, partners and investors and other activities focused on improving the business climate for the Company around the world, and such other duties consistent with his position as may be reasonably assigned to him by the Company’s Chief Executive Officer (“Employment Duties”).

(b) Obligations. During the Term (as defined in Section 2(c)), the Executive will be available on a part-time time basis for consultation and the performance of the Employment Duties as requested by the Chief Executive Officer. The Executive will use good faith efforts to discharge his obligations under this Agreement to the best of his ability and in accordance with the Company’s Code of Business Conduct and Ethics. During the

Term, the Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Chief Executive Officer (which approval will not be unreasonably withheld); provided, however, that the Executive may, without the approval of the Chief Executive Officer, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with the Executive’s obligations to the Company.

(c) Term. The Executive’s employment shall continue in effect until 11:59 p.m. on November 30, 2012 unless earlier terminated in accordance with Section 4 hereof (the period from the Commencement Date until the earlier of such date and the date of termination of the Executive’s employment being the “Term”). Except as otherwise expressly set forth in this Agreement, upon the termination of the Executive’s employment, the respective rights and obligations of the parties hereunder shall survive to the extent necessary to carry out the intentions of the parties as embodied herein.

3.	Compensation & Benefits.

(a) Salary. During the Term, for the period from October 1, 2010 through September 30, 2011, the Company will pay the Executive an annual salary of $500,000 and for the period from October 1, 2011 through November 30, 2012, the Company will pay the executive an aggregate salary of $500,000, such salary to be paid periodically in accordance with the Company’s normal payroll practices.

(b) Benefits. As a part time employee, during the Term, the Executive shall be entitled to participate on the same terms as employees generally in the Company’s employee benefit plans, such as the Company’s 401(k) plan and PTO policy, to the extent he is eligible under the applicable plans. In lieu of other benefits for which the Executive ceases to be eligible upon commencing part-time employment status, which may include but not be limited to health, dental, vision, life and long term disability insurance, the Executive will be paid a one time, lump sum payment of $110,000 within 30 days following the Commencement Date. If permitted by the terms of the respective plan or by law, the Executive shall have the option to continue discontinued benefits, at his expense, under COBRA or the applicable policy conversion options.

(c) Equity. Effective as of October 1, 2010, the Executive will be granted restricted stock units with a value equal to approximately $3,000,000. The actual number of restricted stock units to be granted shall be based on the closing price of the Company’s common stock on October 1, 2010. The restricted stock units will be granted under the Company’s 2000 Equity Incentive Plan and shall vest in two substantially equal installments on each of September 30, 2011 and September 30, 2012 if this Agreement is then in effect.

4.	Termination.

If, before the Commencement Date, the Executive’s employment with the Company is terminated for any reason, or a Change In Control occurs, this Agreement shall thereupon automatically terminate. During the Term, the Executive’s employment may be terminated by the Executive or the Company as follows and with the respective effects set forth in Section 5.

(a) By the Executive. During the Term, the Executive’s employment may be terminated by the Executive at any time upon not less than thirty (30) days’ written notice to the Company for convenience or for Good Reason.

(b) By the Company. During the Term, the Executive’s employment may be terminated at any time by the Company for convenience, for Cause or because of the Executive’s Disability.

(c) Upon a Change in Control. During the Term, the Executive’s employment will automatically terminate upon a Change in Control.

5.	Effect of Certain Termination Events.

The provisions of this Section 5 shall apply to termination of the Executive’s employment during the Term in the respective circumstances set forth below.

(a) By the Executive for Convenience or by the Company for Nonperformance. If the Executive terminates his employment for convenience or if the Company terminates the Executive’s employment for Cause solely pursuant to Section 1(a)(i):

(i) to the extent not then vested, the restricted stock units granted pursuant to Section 3(c) and any other shares of restricted stock, restricted stock units, stock options, stock appreciation rights or other equity awards granted to the Executive by the Company during the Term, including any extension thereof, shall thereupon be terminated and forfeited without compensation;

(ii) if and for so long as the Executive remains a member of the Company’s board of directors, all shares of restricted stock, restricted stock units, stock options, stock appreciation rights and other equity awards granted to the Executive by the Company before the Commencement Date shall continue to vest as though the Executive remained employed by the Company;

(iii) if the Executive remains a member of the Company’s board of directors, the period during which the Executive may exercise any stock options then currently vested shall be extended until the earliest of (x) the expiration of the term of the applicable option, (y) the expiration of the post-termination exercise period for the applicable option (for which purpose, termination of board service shall be substituted for termination of employment) and (z) February 28, 2013;

(iv) upon the later of the termination of the Executive’s employment and the termination of his membership on the Company’s board of directors, all remaining unvested shares of restricted stock, restricted stock units, stock options, stock appreciation rights and other equity awards granted to the Executive by the Company shall be terminated and forfeited without compensation; and

(v) no further salary or other amounts, other than accrued and unpaid amounts, shall be payable to the Executive.

(b) By the Company for Cause. If the Company terminates the Executive’s employment for Cause, other than solely pursuant to Section 1(a)(i):

(i) all unvested shares of restricted stock, restricted stock units, stock options, stock appreciation rights and other equity awards granted to the Executive by the Company shall thereupon be terminated and forfeited without compensation as of the termination date and

(ii) no further salary or other amounts, other than accrued and unpaid amounts, shall be payable to the Executive.

(c) Death or Disability. Effective upon termination of the Executive’s employment due to his death or by the Company due to his Disability:

(i) all restrictions applicable to restricted stock issued by the Company and held by the Executive shall immediately lapse and

(ii) all outstanding stock options, stock appreciation rights, restricted stock units and other equity awards issued by the Company shall immediately become vested and exercisable in full.

(d) Other Terminations. If during the Term the Executive’s employment is terminated (x) by the Executive for Good Reason, (y) by the Company for convenience or (z) upon a Change in Control, the following shall occur, effective upon such termination:

(i) Effect on Outstanding Equity. With respect to all equity awards issued by the Company and held by the Executive, whether issued during the Term or prior thereto:

(A) all restrictions applicable to restricted stock issued by the Company and held by the Executive, other than any restriction the lapse of which is based upon achievement of performance goals, shall immediately lapse;

(B) all vesting conditions applicable to all stock options, stock appreciation rights, restricted stock units, and other equity awards granted to the Executive by the Company, other than any vesting conditions based upon achievement of performance goals, shall thereupon be deemed satisfied and, except to the extent of any such performance-based conditions, such awards shall become exercisable or distributable in full; and

(C) each outstanding stock option granted to the Executive by the Company shall, to the extent vested after giving effect to clause (B), remain exercisable following the termination of the Executive’s employment until the close of business on the earlier of (1) the end of the original maximum term of such option and (2) November 30, 2012.

(ii) Payment of Contract Amounts. The Executive shall be entitled to a lump sum payment in an amount equal to the amounts payable under Sections 3(a) and 3(b) less all amounts paid pursuant to those subsections during the Term to the date of such termination, payable within forty-five (45) days after the termination date.

6.	Taxes.

(a) Withholding. All payments to be made to the Executive under this Agreement will be subject to any required withholding of federal, state and local income and employment taxes. In addition, the Company may withhold from any payments hereunder any amounts attributable to withholding taxes applicable to the vesting of or lapse of restrictions on any restricted stock or restricted stock units held by the Executive or the exercise of any nonqualified stock options held by the Executive, including, in its discretion withholding from any shares deliverable to the Executive such number of shares as the Company determines is necessary to satisfy such tax obligations, valued at their fair market value (determined pursuant to the respective Company equity compensation plan) as of the date of such vesting or lapse of restrictions.

(b) Limitations on Payments.

(i) If it is determined that any payment, benefit or distribution provided for in this Agreement or otherwise (each, a “Payment” and collectively, the “Payments”) from the Company to or for the benefit of the Executive to which the Executive first becomes entitled as a result of an event occurring on or after October 1, 2010 (x) constitutes a “parachute payment” within the meaning of Section 280G of the Code and (y) but for this subsection (b), would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payments shall be either

(A) delivered in full, or

(B) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of the Payments may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6(b)(i) shall be made in writing in good faith by an independent accounting firm selected by the Company, whose determinations shall be binding upon the Company and the Executive (the “Accountants”), in good faith consultation with the Executive.

(ii) In the event a reduction in the Payments is required hereunder, the Company shall promptly give the Executive notice to that effect and the Executive may then determine, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as, after such election, none of the Payments are subject to the Excise Tax), and shall advise the Company in writing of his election within ten (10) days of his receipt of the Company’s notice. If no such election is made by the Executive within such period, the Company may determine which and how much of the Payments shall be eliminated or reduced (as long as, after such determination, none of the Payments are subject to the Excise Tax) and shall notify the Executive promptly of such determination.

(iii) For purposes of making the calculations required by this Section 6(b), the Accountants may make reasonable assumptions and approximations concerning the application taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonable request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6(b).

(iv) If the Payments are reduced to avoid the Excise Tax pursuant to Section 6(b)(i) hereof and notwithstanding such reduction, the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of Payments from the Company, then the Executive shall be obligated to pay to the Company (the “Repayment Obligation”) an amount of money equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Executive’s net proceeds with respect to the Payments (after taking into account the payment of the Excise Tax imposed on such benefits) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax in accordance with the principles of Section 6(b)(i). If the Excise Tax is not eliminated through the performance of the Repayment Obligation, the Executive shall pay the Excise Tax. The Repayment Obligation shall be discharged within 30 days of either (A) the Executive’s entering into a binding agreement with the IRS as to the amount of Excise Tax liability, or (B) a final determination by the IRS or a court decision requiring the Executive to pay the Excise Tax from which no appeal is available or is timely taken.

7.	Certain Payments to Specified Employees.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Executive’s separation from service with the Company, no payment or benefit payable or provided to the Executive pursuant to this Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of the Executive’s termination of employment with the Company will be paid or provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of the Executive’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which the Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the date that is six (6) months and one day following the Executive’s separation from service (or if such date does not fall on a business day of the Company, the next following business day) and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein.

8.	Successors and Assigns.

(a) This Agreement is personal to the Executive and is not assignable by the Executive, other than by will or the laws of descent and distribution, without the prior written consent of the Company.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and acquirers and assigns.

9.	Conditions to Payment of Severance.

Notwithstanding any other provision of this Agreement, the Executive’s entitlement to receive any of the payments and other benefits contemplated by Section 5 hereof shall be contingent upon:

(a) execution by the Executive prior to the forty-fifth (45th ) day following the termination of his employment of a release in substantially the form of Appendix A hereto (the “Release”), which has not subsequently been revoked, and the Executive hereby acknowledges and agrees that the Company’s entering into this Agreement and agreement to make such payments are and shall be good and sufficient consideration for such Release; and

(b) the Executive’s continued compliance with the material terms of this Agreement, as applicable, and those of his Non-Disclosure, Non-Competition and Invention Agreement with the Company.

10.	Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except any such laws that would render such choice of law ineffective.

(b) Compliance with Section 409A. This Agreement is intended, to the extent applicable, to constitute good faith compliance with the requirements of Section 409A of the Code. The Company and the Executive agree that they shall cooperate in good faith to amend any provision hereof to the extent required to maintain compliance with the provisions of Section 409A of the Code as they may be modified hereafter (including by subsequent regulations or other guidance of the Internal Revenue Service).

(c) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) Effect on Earlier Agreements. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the compensation payable to the Executive in the circumstances described herein, superseding all prior understandings and agreements, whether oral or written relating to the subject matter of this Agreement. If a Change In Control or termination of the Executive’s employment occurs prior to the Commencement Date, any obligations of the Company to the Executive shall be as set forth in the Amended and Restated Executive Agreement dated as of June 26, 2008 by and between the Company and the Executive (the “Prior Agreement”). As of the Commencement Date, this Agreement shall supersede the Prior Agreement, which shall thereupon be terminated and of no further force and effect. For the purposes of clarity, with respect to a Change In Control or termination of the Executive’s employment on or after the date hereof and before the Commencement Date, payments and benefits under the Prior Agreement shall be exclusive and no payments or benefits shall be provided under this Agreement, and with respect to a Change in Control or termination of the Executive’s Employment occurring on or after the Commencement Date, payments and benefits shall be available only under this Agreement. The agreements evidencing any equity awards granted by the Company to the Executive are hereby and will be deemed amended to give effect to the provisions of Section 5 of this Agreement.

The Executive acknowledges and agrees that the change in his position from Chief Executive Officer to Executive Chairman, the related changes in compensation provided for in this Agreement and the naming of another person as Chief Executive Officer of the Company effective as of October 1, 2010 shall not constitute “Good Reason” or other grounds for resignation by the Executive under the Prior Agreement and that the Executive shall have no right to receive compensation or any other benefits under the Prior Agreement by reason of such events.

(e) Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

(f) Expenses. The Company agrees to pay as incurred and within 20 days after submission of supporting documentation, to the full extent permitted by law, all legal fees and expenses the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) with respect to which the Executive is successful on the merits, plus, in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The Company’s payment of any eligible expenses must be made no later than December 31 of the year after the year in which the expense was incurred.

(g) Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand delivery, by a reputable overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid. Notice to the Executive shall be addressed to him at the last address contained in the Company’s records and notice to the Company shall be addressed to:

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494

Attention: General Counsel

Notice shall be provided to such other address as either party shall have furnished to the other in writing in accordance herewith. Any notice or communication shall be deemed to be delivered upon the date of hand delivery, one day following delivery to an overnight courier service, or three days following mailing by registered or certified mail.

EXECUTED as of the date first written above.

PARAMETRIC TECHNOLOGY CORPORATION		C. RICHARD HARRISON

By:	/s/James E. Heppelmann	/s/ C. Richard Harrison
James E. Heppelmann
President and Chief Operating Officer